Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

WOR - Q1 2009 Worthington Industries Earnings Conference Call

Event Date/Time: Sep. 24. 2008 / 8:30AM ET

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CORPORATE PARTICIPANTS
Allison Sanders
Worthington Industries — Director IR
John McConnell
Worthington Industries — Chairman, CEO
Richard Welch
Worthington Industries — Controller, Principal Financial Officer
George Stoe
Worthington Industries — EVP, COO
CONFERENCE CALL PARTICIPANTS
Charles Bradford
Soleil Securities — Analyst
James Behre
Perimeter Capital Management — Analyst
Tim Hayes
Davenport & Co — Analyst
John Tumazos
Very Independent Research — Analyst
Bob Richard
Longbow Research — Analyst
Kevin Money
Cleveland Research — Analyst
Mark Parr
KeyBanc Capital Markets — Analyst
Sal Tharani
Goldman Sachs — Analyst
PRESENTATION

Operator
  Good morning and welcome to the Worthington Industries first quarter earnings results conference call. All participants will be able to listen only until the question and answer session of the call. This call is being recorded at the request of Worthington Industries. If there are any objections you may disconnect at this time.
I would like to introduce your first speaker, Ms. Allison Sanders, Director of Investor Relations. Ms. Sanders, you may begin.

  Allison Sanders - Worthington Industries — Director IR
  Thank you, Joyce and good morning everyone. Welcome to our quarterly earnings conference call. Before we begin our presentation, I want to remind everyone that certain statements made in this conference call are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties which could cause actual results to differ from those suggested. Please refer to the press release for more detail on factors that could cause actual results to differ materially.
For those who are interested listening to this conference call again, a replay will be available on the homepage of our website at www.WorthingtonIndustries.com. With me in the room today are John McConnell, Chairman and Chief Executive Officer, George Stoe,

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Executive Vice President and Chief Operating Officer, and Richard Welch, Controller and Principal Financial Officer. John McConnell will begin.

  John McConnell - Worthington Industries — Chairman, CEO
  Allison, thank you and good morning everybody. We certainly thank everyone for joining us at an earlier hour than normal. This will be kind of the standard around the September earnings release and particularly apologize to those in the Central Time zone who had to get up earlier yet. We are very pleased with our results this quarter, and with those employees who were instrumental in producing them.
This quarter was the best quarter in Worthington’s history. And while results in the past two quarters were aided by tail winds stemming from FIFO inventory gains and a rising steel price environment, it is clear to me that our performance was also the result of improved execution and that we maximized the opportunities that were present. I say this to acknowledge the improving performance of our teams, and also to highlight the fact that the tail winds as they diminish and retractions in both automotive and commercial construction markets continue to build, our execution will continue to improve, helping to mitigate those headwinds. Our initial cost reduction efforts announced in the first quarter of fiscal 2008 have grown into a broader performance improvement initiative that we’re calling the transformation plan. The transformation plan includes a focus on cost reduction, margin expansion, organizational capability improvements, and cultural change. The intent is to drive excellence in three core competencies: Sales, Operations, and Supply Chain Management. The goal of the transformation plan is to increase the Company’s sustainable earnings power over the next three years.
Now I’ll talk more about the transformation plan in closing but now I’m going to turn the call over to Richard Welch, our Controller and Primary Financial Officer and George Stoe, our Chief Operating Officer, to provide more details on an excellent first quarter for fiscal 2009. Richard?

  Richard Welch - Worthington Industries — Controller, Principal Financial Officer
  Thanks, John. Good morning. Our first quarter of fiscal 2009, which ended on August 31, 2008, we reported record earnings per share of $0.86 per share. Excluding restructuring charges in both periods, earnings per share were $0.94 compared to $0.27 last year. Restructuring charges amounted to $0.08 per share in the current quarter and $0.03 per share in the year ago quarter. Record first quarter sales of $913 million were up 20% from the prior year period. The sales increase was due to higher pricing, especially in our Steel Processing and Metal Framing segment. The gross profit margin rose from 10.4% to 16.6%, primarily as a result of a much wider spread between selling prices and material costs in the Steel Processing and Metal Framing segments.
SG&A expense fell as a percentage of sales from 7.2% to 6.9%, despite increasing $9 million. The increased dollars were a result of higher compensation expense, which included profit-sharing and bonuses that rose with record earnings. Quarterly operating income increased from $24 million to $88 million, excluding the restructuring charges in both periods. Operating income does not include an additional $25 million in equity income from 8 unconsolidated joint ventures, the most significant of which, WAVE, had record quarterly earnings. Collectively, equity income rose 67% to $25 million, from $15 million last year due to WAVE’s record performance. As well as to the addition of our Mexican steel processing joint venture which was newly formed in September 2007. As a group, the eight joint ventures generated $231 million in sales during our first quarter and paid us $15 million in dividends. Miscellaneous expense was in line with the year ago period and interest expense increased almost $1 million due to higher short-term borrowings. Income tax expense for the quarter rose due to significantly higher earnings. We expect the effective tax rate to remain at 30% for the balance of the year.
And now to the balance sheet. Total debt was $445 million at quarter end, short-term borrowings increased $64 million from our May fiscal year end, primarily to support higher working capital requirements and also our acquisition of Sharon Stairs in June. At quarter end, our total debt-to-capitalization ratio was 32.5%. For the first quarter, cash provided by operating activities was $22 million. Working capital requirements have increased as a result of much higher prices for steel. Our investment in inventory in dollar terms is probably a record, even though our tons in inventory declined 10% from fiscal year end. We expect to bring inventory levels down further in the next few quarters, as we adjust to reduce demand forecasts, which should generate cash as a result. For the quarter, capital spending excluding acquisitions was $15 million compared to depreciation of $16 million. For the year, capital spending is expected to exceed anticipated depreciation of $65 million because delays pushed from fiscal 2008 project spending into the current year.
Now to talk specifically about first quarter results for each of our three primary business segments, beginning with Steel Processing, which represented 50% of revenues this quarter. Steel Processing’s quarterly sales rose 29% to a record $460 million from $356 million in last year’s first quarter. The increase in sales was due to much higher pricing, which moved upward with steel raw material pricing. Volumes fell 7% due to continued weakness in demand from automotive related customers. Growth from our new business development efforts helped offset some of the

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weakness in automotive, as year-over-year Big Three production was off a much greater 22% during the same time period. As a result of these changing customer dynamics, automotive now represents approximately 40% of the business in Steel Processing segments, down from a peak of 61% in November 2005. For the Company as a whole, exposure to automotive is now 23%.
Operating income quadrupled for Steel Processing, rising to a record $44 million from $11 million last year, excluding the restructuring charges in the earlier period. The operating margin rose from 3.1% to 9.7%. The increase was due to wider spread between average selling prices and material costs, largely as a result of lower priced inventory in a rising price environment. This contrasts with last year’s first quarter when the reverse was true.
Turning now to our Metal Framing segment which represented 26% of revenues this quarter, first quarter sales of $233 million were up 18% from last year’s August quarter, when sales were $198 million, primarily due to increased average selling prices of 35%. As raw material costs rose, the sales team did an outstanding job raising selling prices despite the challenging competitive and demand environment. Volumes declined 13% compared to the year ago time period, continued weakness is expected as credit and financing difficulties result in commercial project postponement. The spread between average selling prices and material costs rose significantly compared to the year ago quarter, due to the higher pricing I just mentioned and lower priced inventory. Excluding restructuring charges, the resulting operating income of $22 million was significantly better than the $7 million loss in the year ago quarter.
Finally, in our Pressure Cylinders segment, which represented 16% of total Company revenues, sales for the quarter were up 9% or $12 million from last year, due primarily to increased volumes in our 16 ounce camping gas product line. Operating income increased almost $1 million from last year’s record first quarter results to $19 million while the operating margin declined slightly. Pressure Cylinders continues to realize the benefits of relatively stable markets and improvements that we have made to the business through consolidation, acquisition, geographic expansion, operational enhancements and product innovation.
George will now continue with his remarks on Operations.

  George Stoe - Worthington Industries — EVP, COO
  Thank you, Richard. We’re obviously very pleased with the results from all three of our main business segments during our first fiscal quarter. FIFO accounting benefits us in a rising price environment as was the case during our first quarter and contributed to our strong earnings for the quarter; however, all of our businesses are focused on reducing cost, maximizing asset utilization, and driving operational improvements. We reported last quarter that our Metal Framing business returned to profitability, and we expected it to show continued improvement through our first fiscal quarter. During the first quarter, our sales were up 18% or $35 million from the previous year’s first quarter. It should be noted that while our prices in the marketplace have increased more than 50% since last October, the high price of Steel and corresponding low prices for lumber, the instability of the financial markets, and the general slowdown in the commercial building sector are cause for concerns in the coming quarters. In our Steel Processing business, we talked on the last call about the weakening demand in automotive and building and construction. That weakness continues but is being partially offset by a more robust demand in energy and agricultural related markets. We realized some FIFO related inventory gains during our recently completed quarter, but they will subside as Steel prices have leveled.
A note of interest that I wanted to make is that the employees at our Porter, Indiana facility recently voted to decertify the union that was elected in 2006. We greatly appreciate the confidence the employees have shown in our ability to operate the facility union-free. Work has begun in designing the building, specifying equipment, and in general preparations for our new JV site in Monterey, Mexico, with our partner, Serviacero. This JV continues to produce great results for us in its first year of operation. This is further evidence of our committment to a long term strategy of expanding our reach globally. We’re very proud of the fact that we now operate in 11 different countries. This strategy has been instrumental in supporting our earnings performance. Over the past few years, we have averaged one-third of our earnings outside the US.
Our Cylinders business continues to enjoy strong demand and growing market shares in many of their key product lines. Our sales for the quarter were up 9% or $12 million from the previous year’s quarter. We have grown our sales by more than 75% in this business since 2003, with an associated dramatic increase in our profitability. And I can’t close without mentioning once again the continued success of our safety initiatives. The results from our long term efforts to improve the safe operation of our facilities are outstanding. During fiscal 2008, 19 different facilities worked for a collective 2.4 million man hours without a lost time incident.
I’ll now turn it back to John P. McConnell for final comments.

  John McConnell - Worthington Industries — Chairman, CEO

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Final Transcript
Richard and George thank you. That was a very good overview of the fiscal first quarter which was very, very good and for those of you on the call I don’t know if you would know, I know we said it before but back when George was leading our Cylinder Division, he is really the one responsible for launching this very hyper attack on safety in our facility, so George, I know you’re very proud of those numbers and so am I and everyone here at Worthington. Now as I said earlier, the transformation plan grew from our initial cost reduction efforts, during which we identified savings totaling $39 million in overhead expense reduction, early retirement, plant and plant closures. That’s exclusive of expenses relating to achieving those savings. To date, $22 million of the $39 million in identified savings has been realized. The remaining $17 million will be fully realized by 2010.
The transformation plan using outside help and a rigorous process to examine everything we do from top to bottom, end-to-end, consists of seven priority areas, featuring our three big businesses, and core functional areas such as sourcing. It is still in its early days. We are only four months in from the launch of our first deep dive in one of our Steel Processing locations. Last month, this facility turned its focus to capturing the opportunities identified and we moved our assessment team to a second Steel Processing location. It was heartening to look that with the expertise and experience and tools developed from the first site, the process is moving much more rapidly. The diagnostic will be done in two months versus four. We also expanded the assessment process to Metal Framing in the past 30 days. While it’s early in our broader effort, the opportunities we are uncovering are significant and they are real.
This is an exciting time at Worthington. It’s been exciting to watch individuals from all levels step up and create positive change. It’s been very pleasing to watch some of our veterans accept the need to change practices that were once successful but are no longer effective. We will continue to update you on our transformational efforts as we go forward. Again, our efforts are very young, but if the last four months are indicative of the future, and I believe they are, we will continue to gain momentum over the course of this fiscal year.
I thank you again for joining us today. We clearly have challenges ahead that depth and extent of which has yet to be known, but our focus on improving our performance and to truly transform Worthington Industries will mitigate the short-term results and more importantly position us to increase our earnings power sustainably in the future and increase our fundamental capabilities over the next several years. We’ll be happy to take your questions now.
  QUESTION AND ANSWER

Operator
  (OPERATOR INSTRUCTIONS). Your first question comes from Charles Bradford. Your line is open.

Charles Bradford - Soleil Securities — Analyst
  Thank you. Hello?

  John McConnell - Worthington Industries — Chairman, CEO
  Good morning. You just now came on mid sentence so if you could start over ,

  Charles Bradford - Soleil Securities — Analyst
  Well first of all good morning. Secondly, could you quantify the FIFO gains for the quarter?

  John McConnell - Worthington Industries — Chairman, CEO
  They were a significant part of our earnings. That part is clear. They were different in each of our businesses to an extent, largely affecting Metal Framing and Steel Processing the most, but beyond that we’re not going to give you a number.

  Charles Bradford - Soleil Securities — Analyst

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Final Transcript
  Okay, thank you.

  John McConnell - Worthington Industries — Chairman, CEO
  Yes, sir.

Operator
  Your next question comes from James Behre. Please state your organization.

  James Behre - Perimeter Capital Management — Analyst
  Perimeter Capital Management. Could you tell us what happened or what was different about how you mitigated the high steel prices and then the correction that occurred in the quarter? Did you do anything differently? Have you focused on that more than usual?

  John McConnell - Worthington Industries — Chairman, CEO
  I am not certain I grasp exactly what you’re after here but we certainly have been working to improve our performance and thereby mitigating any ill effects of lower price Steel coming through the inventories. That’s an affect that really hasn’t been felt yet. Prices have largely plateaued. There is some slight softening of prices from different mills but there certainly has been no steep retreat as far as pricing goes.

  James Behre - Perimeter Capital Management — Analyst
  Well you mentioned that your inventory is going to be down 10%. So are you trying to overall lower your inventory the next couple of quarters?

  John McConnell - Worthington Industries — Chairman, CEO
  Yes. I’m sorry, I missed that as the primary focus, but yes we are very focused on our inventories. George is working with the presidents. They have a good plan in the art of which by the way besides the idea of doing it is always keeping ahead of a forward slope that continues to fall in front of you and that’s the hard part of it, but I think they are doing an excellent job and I’m very focused on it. George, I think you might want to comment further.

  George Stoe - Worthington Industries — EVP, COO
  Well I think operationally what we tried to do is we recognize that each month, we’re not going to have the inventories exactly where we want them to be for a variety of reasons, either order rates fall off or other things can happen, mills may ship early or late, and what we try to do is to make sure that we have a system in place and a process in place that allows us to get the inventories back in balance where we want them to be 60 days out, and to drive towards that each month as we go forward.

  James Behre - Perimeter Capital Management — Analyst
  If you had to take your crystal ball out, what do you think is happening in the steel markets and what is your outlook for prices?

  John McConnell - Worthington Industries — Chairman, CEO
  It is going to be an interesting, you could call it a science experiment. I’m interested to see what will happen actually. Demand is certainly much softer than what supports current prices, they are being held up by cost drivers in that industry. The Big Three are continuing to hold their prices up. As demand continues to fall, we hope that they are able to sustain pricing at least in a fairly narrow band going forward so that we can get

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Final Transcript
some stability in steel prices, that would be good for our customers and good for the mills and it would be good for us. Imports have not started coming in, so we will see what happens. It’s not a normal, you can’t just look at it on a typical supply and demand and cost inputs and come up with an answer I think here. This has to do with some will, and desire of the Mills where they want to keep pricing.

  James Behre - Perimeter Capital Management — Analyst
  All right, thank you.

Operator
  Tim Hanes, your line is open. Please state your company name.

  Tim Hayes - Davenport & Co — Analyst
  It’s Tim Hayes with Davenport. Good morning.

  John McConnell - Worthington Industries — Chairman, CEO
  Good morning.

  Tim Hayes - Davenport & Co — Analyst
  First couple questions, for your Metal Framing and Steel Processing segments, what are the inventory turns for each of those like right now?

  John McConnell - Worthington Industries — Chairman, CEO
  I would say that they are slowed from where we were about five, five times annually. Four to five.

  Tim Hayes - Davenport & Co — Analyst
  Four to five, okay. And then capacity utilization for both, for each segment, please?

  John McConnell - Worthington Industries — Chairman, CEO
  Do they have an overall number where we stand right now? We’re nowhere near running at 100% capacity. I think that’s the critical answer here. We have plenty of room in all of our operations except in Cylinders, probably in a couple key spots we’re probably bumping up against it on 16 pound and bumping up against it on 20 pound Cylinders, both have been very successful this year in the marketplace and both are running probably seven days right now trying to keep up and get the Cylinders out that we are able to sell. And both Steel and Metal Framing, we have plenty of capacity. Matter of fact the task before us over the next six to 18 months is to really get capacity matched up with needs and demand. We may have, we already took some capacity out at Dietrich in the first quarter of ‘08 and we continue to look at the footprints of both of those companies to make sure we’re positioned properly and capacity is set right to match demand.

  Tim Hayes - Davenport & Co — Analyst
  Right. A few quarters back, the Metal Framing capacity utilization was around 30, 35%. Has that now with these consolidations improved to say maybe 50ish?

  John McConnell - Worthington Industries — Chairman, CEO

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Final Transcript
  I’d say in many of the facilities it would be about the same. The instructive one for us was as we closed plants and actually ramped one of the facilities up to three shifts, capacity there is probably running closer to 70% right now, 80%, and clearly showed us that we can take a lot of cost out as we produce the products on that basis, not a surprise to anybody but certainly we want to prove it to ourselves. Bigger part of the question was could we serve the markets where we retracted from and the answer to that is yes. All that data is really deemed compiled for final look at right now. We don’t believe we lost any customers and service levels remained high. It takes learning a different way to operate, but the final numbers on full impacts of cost, including freight movement since the one versus the three that once served that region have yet to be put together. They will be coming in probably by the end of this month.

  Tim Hayes - Davenport & Co — Analyst
  Okay and just a few more questions and the price increases from Metal Framing, what was the last time you raised prices? Was that in July?

  John McConnell - Worthington Industries — Chairman, CEO
  Yes.

  Tim Hayes - Davenport & Co — Analyst
  And on your JV’s, those run on a FIFO-like accounting, at least the ones in the US; correct?

  John McConnell - Worthington Industries — Chairman, CEO
  Yes.

  Tim Hayes - Davenport & Co — Analyst
  And my last question, yesterday’s announcement by putting one of your facilities in Michigan into the expanded JV with US Steel, I notice that you’re going to have 51% of that JV. Is that going to still be running through the equity income line or is that going to be consolidated within the segment now?

  John McConnell - Worthington Industries — Chairman, CEO
  It’s going to continue to run through the equity line because it’s joint ownership, the control is the same for each partner.

  Tim Hayes - Davenport & Co — Analyst
  Okay, and that Michigan asset was in Steel Processing; correct?

  John McConnell - Worthington Industries — Chairman, CEO
  That’s correct.

  Tim Hayes - Davenport & Co — Analyst
  And for modeling purposes, what kind of sale should we pull out from that segment?

  John McConnell - Worthington Industries — Chairman, CEO

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Final Transcript
  We’re kind of looking around for a number. The fact is they will be at the moment about the same as all four facilities are required to. We are assessing exactly how we want to operate that, whether we go to three plants or remain at four, and US, our partner is also very focused on what it needs to do to fill up these facilities to a greater rate as we go into the contract season and look at additional tooling tons and master coil arrangements.

  Tim Hayes - Davenport & Co — Analyst
  Okay, maybe we can circle back on that one then?

  John McConnell - Worthington Industries — Chairman, CEO
  Yes.

  Tim Hayes - Davenport & Co — Analyst
  All right, thanks. That’s all my questions, thank you.

  John McConnell - Worthington Industries — Chairman, CEO
  Thank you.

Operator
  Your next question comes from John Tumazos. Your line is open. Please state your company name.

  John Tumazos - Very Independent Research — Analyst
  John Tumazos, John Tumazos Very Independent Research. Congratulations on the record results and good decisions early in the year to continue to rationalize to cut costs.

  John McConnell - Worthington Industries — Chairman, CEO
  Thank you, John.

  John Tumazos - Very Independent Research — Analyst
  In view of the unfortunate wealth effects in the housing market and the financial segment services segment of the stock market and the credit crunch, will you be continuously reevaluating the cost reduction program to shrink more if the market shrank particularly in framing?

  John McConnell - Worthington Industries — Chairman, CEO
  In both framing and steel, if we look at the most affected markets going forward it will be those two, and we really have, moving from cost reduction to transformation, this will be probably the last quarter we talk about the initial effort and they all blend into one under transformation as we continue to focus on cost reduction, so we’ll continue to report on cost reduction every quarter, John and you’ll be able to see the results of what we do, but we redoubled our efforts, let’s put it that way, a couple months ago to make sure that we are moving to keep up with contraction that is coming our way. The difficulty of course is understanding as I said in the call the depth or extent of what’s going to happen and I don’t think we’re going to know that for a few weeks at the soonest until this starts to settle down.

  John Tumazos - Very Independent Research — Analyst

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Final Transcript
  I’d like to ask a second question. We’re estimating that iron ore output rises 7 to 8% this year and next year and in the September quarter, the major met coal companies are up something like 13% an output, and you know, there’s always a chance that world steel production falls on metal steel cutting production in the fourth quarter. Are there extra inventory reductions you can do just in case the steel price turns a little toxic to permit you to buy back more shares rather than take inventory hits on the way down?

  John McConnell - Worthington Industries — Chairman, CEO
  I’m going to let George again focus on that. He’s working with the Presidents to drive inventory but again, the kind of macro answer is certainly in the last 30, 45 days we said listen, we’ve got to make sure we stay ahead of the curve and stop trying to catch up to it. You’ve got to assume it’s going to be less than you think at the moment you’re taking that snapshot, 90 days out for the next set of orders.

  George Stoe - Worthington Industries — EVP, COO
  John, I think that part of the challenge for us is being a steel processor, our customers expect us to have inventory at every moment, so we try to balance that against what we think we need to operate the business efficiently and effectively going forward, and we’re constantly monitoring that on a weekly basis to see what the order rate is coming in, and what kind of orders we have to put on with the mills as we’re going forward, and certainly, going over into the next few months, into October and November, the mills have seen a drop off from us to make sure that we keep our inventories where we want them to be and to not get caught with high priced inventory. As John mentioned earlier, I think that it is our great hope that the mills will show discipline and keep the prices balanced at a level that makes sense for everyone and we don’t see a huge drop off in the prices. I don’t think that’s good for us or certainly good for the marketplace.

  John McConnell - Worthington Industries — Chairman, CEO
  John, kind of a good adjacent point on this just to sort of also understand our numbers particularly from an inventory standpoint as we go forward. As you all know, we have been in the midst of rolling out our Oracle ERP system in the steel company. Every division we go to, and we’re in five at the moment, we will build inventory up in advance of that beyond what we think we need just because there is always going to be noise and disruption as you turn on the switch. We get better and better at it as we go. More importantly, where we have been up for awhile and are learning to understand and use the system and the tools available in it, our ability to manage the inventory is going to continue to increase very rapidly.
Due to this investment of $75 million in the Oracle system, we can now tell you in the plants that have been up for any length of time the cost of everything we do by the minute, it’s pretty exciting and puts us in a new place. It’s one of the things that help us drive this transformation forward and understand what we need to do. But it does have a side effect on inventories both negative in the front end and more positive in the back end and the more people get skilled at using it the better we’re going to be.

  John Tumazos - Very Independent Research — Analyst
  Thank you.

Operator
  Bob Richard,your line is open. Please state your company name.

  Bob Richard - Longbow Research — Analyst
  Good morning, Longbow, thanks for taking our call.

  John McConnell - Worthington Industries — Chairman, CEO
  Yes, sir.

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Final Transcript

  Bob Richard - Longbow Research — Analyst
  Great quarter. Just to beat the inventory turns to death, you mentioned four to five times last quarter or the first quarter, pardon me. Where would you like to see that? Normally?

  John McConnell - Worthington Industries — Chairman, CEO
  Well obviously the faster it turns the happier we are. I think there are just some systemic issues in the Industries that are not going to permit us to go much faster than we’re going at the moment. If we could get to six to eight, we would be thrilled, but you’re in a period right now, six to eight may be achievable due to a very quick delivery and lead time you get out of the mills because it’s softer, over capacity, but you go back seven months ago and it was a 60 to 90 day window, that’s the best you could get and then often the material wouldn’t come in. So we all have to work together. That’s why one of our primary focuses as you’ll recall from my comments in the transformation to Supply Chain Management and we’re reaching out with the Mills to try to discover different ways to make this an easier animal to manage and try to focus on getting our turns up, but systemically, it would be very difficult to get much beyond where we are until some other things change.

  Bob Richard - Longbow Research — Analyst
  Okay, I appreciate that, and then six to eight times, very nice goal, that would be the same between Steel Processing and Metal Framing, or would you want to turn one faster than the other?

  George Stoe - Worthington Industries — EVP, COO
  Bob this is George Stoe. I would guess that we probably would like to see the Steel Processing a little bit higher than Metal Framing just because of the locations of where we are and the variety of products that we have to keep in inventory with the Metal Framing business.

  Bob Richard - Longbow Research — Analyst
  Okay, thank you. And one follow-up. John, are all your facilities on the Oracle now?

  John McConnell - Worthington Industries — Chairman, CEO
  No. We have just launched delta over Labor Day weekend and behind that is Columbus. That is the last of our primary process Steel locations and that will be done, targeted now to launch in December, completed by January, and now there are a number of small divisions that weren’t part of this originally. One would be the impacts on the US joint venture we just announced. That is not how an Oracle system. US is rolling out Oracle into their facilities at the same time so we’ll have to sort through how and when we put those systems together. But that would be the only remaining piece that touches steel that right now is planned to do but no execution plan on timing to do it, if that makes sense.

  Bob Richard - Longbow Research — Analyst
  It sure does, and again great quarter and thanks for taking our call.

  John McConnell - Worthington Industries — Chairman, CEO
  Thank you. Appreciate you being on.

Operator
  Kevin Money, your line is open. Please state your company name.

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Final Transcript

  Kevin Money - Cleveland Research — Analyst
  Kevin Money, Cleveland Research. Good morning.

  John McConnell - Worthington Industries — Chairman, CEO
  Good morning.

  Kevin Money - Cleveland Research — Analyst
  Yeah, I think I’ve asked this before but just wanted to get your take on what the drivers are in the WAVE business, it just seems like I know this business keeps performing pretty well in what seems to be a down market, just wondering kind of what’s going on there.

  John McConnell - Worthington Industries — Chairman, CEO
  Obviously we’re extremely proud of John [Lafranakis] and his team and what they’ve done over at WAVE. It’s been a Company that since its founding just continues to improve as the years pass. There are a number of good things kind of systemically that help that business. One of which is we have a great partnership with Armstrong, that’s probably the primary thing. So we are a good producer length up with a very strong brand name on the ceiling tile itself. It’s a packaged product, so it’s difficult for someone else to come in and just hang the grid. You can’t get Armstrong ceiling tile without our grid with it.
Now for the first time, this past year we actually sold more grid than tile was sold, and I think that’s a great benchmark for that Company and what they’re doing. Fairly limited space like Cylinders and each of its product lines fairly limited competition, so they have done a beautiful job of growing internationally and really tending to the market needs of their customers not being afraid to make the tough decisions and again dealing within a space where we have a great partnership with Armstrong and limited competition. Those are all very beneficial things, not to take away from their execution because they are taking cost out of that business every year on a significant manner and the other thing they hang their hat on is great Product Development. We continue to develop grid products that are easier to install, faster to install for the distribution network and some of that may be why our products continue to evolve and have started to sell more grid than tile at the moment. Obviously displacing someone else’s tile package, so those would be the broad issues around that.

  Kevin Money - Cleveland Research — Analyst
  Okay, thank you.

Operator
  Next question, Mark Parr your line is open. Please state your company name.

  Mark Parr - KeyBanc Capital Markets — Analyst
  Yeah, thanks very much. KeyBanc Capital Markets. Good morning.

  John McConnell - Worthington Industries — Chairman, CEO
  Good morning Mark.

  Mark Parr - KeyBanc Capital Markets — Analyst

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Final Transcript
  Wow. This is two in a row you guys are on a roll. Great quarter. One thing and I missed the first few minutes of your commentary so I apologize if I’m asking something that you’ve already talked about, but this transformation process that seems to be really having an impact on the bottom line, could you give us some more color on the kinds of things, the kinds of opportunities that you’re seeing in both in the Steel Processing area and in the Metal Framing arena?

  John McConnell - Worthington Industries — Chairman, CEO
  One of the things we said Mark was that we just launched the diagnostic a month ago in Metal Framing and in both of them, I think it’s safe to look at and talk in terms of equipment efficiency, how we get work through our facilities. Clearly, we began to discover that we can be a lot more effective the way we push material through, and it largely has to do with I’m trying to make sure I don’t help my competitors any here, a focus on the time and how to utilize equipment as opposed to the tons that you get across one and this business is very easy to get fixated on tonnage and it’s frankly the wrong metric. So that would be a quick example.
We know that we need to go out and continue to expand our marketplace. I said that in the first quarter of ‘08 when we announced our cost reduction efforts we were going to start going after medium and smaller customers that we had not been going after for awhile and as George mentioned in his comments the agricultural and energy Markets clearly a part of that effort that we went out and were able to penetrate markets we just were not participating in so we need to get more efficient in how we produce things and more effective in total costs to our customers and we also need to broaden our customer base and in real broad form, that’s where our focus is as a result of the diagnostics and some of this we’ve known and believed kind of instinctively for awhile. What the diagnostic does and you have the Oracle system behind it with strong facts is bring anybody who doubted it over the wall. So we have a lot of people pushing and rowing the same way and it’s a very good and exciting time right here.

  Mark Parr - KeyBanc Capital Markets — Analyst
  All right does the Oracle implementation provide the basis for this transformation or are they, I’m trying to think, are these parallel paths or is kind of one necessary before you can do the second?

  John McConnell - Worthington Industries — Chairman, CEO
  It is not necessary. We even had some debates of whether to go to a non-Oracle facility where Oracle wasn’t installed, that said better, and we believe that we could do it. Our outside support believes you could do it. Would it be as easy or as accurate, and the answer to that is absolutely not. So, we’ve been running them with the diagnostics trailing Oracle so that we have really good solid information when we walk in. The opening day of the second site that we went to on a diagnostic dive, we had all the customer information profitability wise on day one. Now it took us six weeks, well a little longer than that actually, eight weeks to develop that tool at our first site and how to use the information properly so this is where what we’re doing on deep dives is also helping drive an accelerated learning process on how to use Oracle more effectively so both of those things go in tandem. They are very much linked up. They do not have to be but they are best when they are.

  Mark Parr - KeyBanc Capital Markets — Analyst
  Okay. All right, that’s really helpful. Thanks for that color. I had one other question if I could. If I could get, could you give us some color on the pricing discipline among your competitors and Steel Processing? I know that particularly in the strip market, there had been some concern about excess capacity and lack of pricing discipline and I’m wondering if there’s been any shift or any improvement in that dynamic in the last several months?

  George Stoe - Worthington Industries — EVP, COO
  Mark, this is George Stoe. I would certainly say to you that we have seen a change over the last few months in the marketplace, not just from the mills side of things but our competitors. You probably saw in the paper yesterday that one of our competitors announced they were closing a facility they had in Flint, Michigan the other day, and I think that everybody is looking very carefully at the backlog of orders that they have and the projections they are seeing for the coming months and trying to match those things up better than they have in the past. As John mentioned, I think many of the businesses were run on chasing tons and I think that we see a lot more emphasis on people looking to profitability today.

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Final Transcript

  Mark Parr - KeyBanc Capital Markets — Analyst
  Okay. I guess just along those lines, just one other question, recently in the trade press, there’s been some reports of lawsuits that have been filed by service center processor entities, not Worthington but other entities filed anti- trust lawsuits against the steel industry. I mean, have you had a chance to look at those and is there anything, any commentary or any color that you can give on how you feel about the veracity or the validity of what’s happened here?

  George Stoe - Worthington Industries — EVP, COO
  Well all we know Mark is what we read in the American Metal Market and other publications. I think that our position is that we have not seen that in our side of the business. We can’t talk about somebody else’s business and what they see, but we’ve seen the mills being very responsible and very circumspect in what they do and we haven’t seen any indication of that kind of thing at all.

  Mark Parr - KeyBanc Capital Markets — Analyst
  One of the things I noticed in that I thought was interesting was at least in the one complaint that I read, none of the Russian mills were named and I’m just wondering maybe have the Russians been acting much differently in the market than say Metal and US Steel and some of the other players?

  George Stoe - Worthington Industries — EVP, COO
  Definitely not. We see the kind of activity from all of the mills in similar lights. We don’t see somebody acting differently. As John mentioned, we’ve seen some of the smaller Mills be more aggressive on pricing and trying to get more business and to fill up, but we’ve seen a general discipline out there in the broad marketplace.

  Mark Parr - KeyBanc Capital Markets — Analyst
  Okay, terrific. Thanks very much for all of the help and congratulations on all the great progress.

  John McConnell - Worthington Industries — Chairman, CEO
  Thank you.

Operator
  (OPERATOR INSTRUCTIONS). The next question comes from Sal Tharani. Please state your company name.

  Sal Tharani - Goldman Sachs — Analyst
  Thank you. Goldman Sachs. Can you give us the percentage this quarter in your process steel business?

  John McConnell - Worthington Industries — Chairman, CEO
  It’s remained, it doesn’t change a lot but it’s definitely gone from being a little stronger on the top side to tolling dropping to like 49 versus 51 direct. That number is not going to shift around a lot. Tolling had retracted a bit more than that at one point during the fourth quarter and in the first and has come back a little bit.

  Sal Tharani - Goldman Sachs — Analyst

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Final Transcript
  So you’re getting actually some improved business in the tolling from the auto industry?

  John McConnell - Worthington Industries — Chairman, CEO
  Yes.

  Sal Tharani - Goldman Sachs — Analyst
  And also, how far is the outlook on the Metal Framing side in terms of backlog and how do you see over the next few months things turnaround?

  John McConnell - Worthington Industries — Chairman, CEO
  George Stoe very close to that market. I believe he’s going to say that it’s pulling back quickly, but I’ll let him expand on that.

  George Stoe - Worthington Industries — EVP, COO
  Yeah, Sal, I think John is absolutely correct. In our first fiscal quarter starting in June, the volumes for the first two months were about right where we thought they would be. We saw a drop off in that third month of our first fiscal quarter and we’re seeing a similar experience as we go forward in the coming months.

  Sal Tharani - Goldman Sachs — Analyst
  Are you adjusting your inventory based on the order book you have?

  John McConnell - Worthington Industries — Chairman, CEO
  Absolutely.

  Sal Tharani - Goldman Sachs — Analyst
  And also, just one quick thing, of the FIFO impact was it more on the framing side or more on the process Steel side?

  John McConnell - Worthington Industries — Chairman, CEO
  Richard, do you have a feel for that?

  Richard Welch - Worthington Industries — Controller, Principal Financial Officer
  I think it was more on the Steel Processing side.

  Sal Tharani - Goldman Sachs — Analyst
  Great. Thank you very much guys.

Operator
  I’m showing no further questions.

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Final Transcript

  John McConnell - Worthington Industries — Chairman, CEO
  Okay, thank you all very much for joining us this morning. We had an excellent first quarter of the year. We are being as clear as we can as we always have tried to be what the future holds there’s going to be some clear contraction in key Markets for us. Another take away, we would like you to keep in mind is we are working very hard to make sure we mitigate that using all of the levers that we have here at Worthington. Let’s all hope that somehow, our friends in Washington and those on Wall Street can figure out how to get a little stability back in the financial markets and help the economy overall in all of us feel a little better and consumers return to a more normal pattern. Thank you again for joining us and we look forward to talking to you next quarter.

Operator
  Thank you. That concludes today’s conference. Everyone may disconnect at this time.

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